SOFTWARE LICENSING AND SUPPORT AGREEMENT

between

XML TECHNOLOGIES, INC.

and

IWAYSOFTWARE COMPANY, AN INFORMATION BUILDERS COMPANY

        This Software Licensing and Support Agreement (this "Agreement") is entered into this 14th day of June 2002, by and between XML Technologies, Inc. ("Licensor"), with its principal office at 230 Park Avenue, Suite 1552, New York, New York 10169, and Information Builders, Inc., with its principal office at Two Penn Plaza, New York, N.Y. 10121-2898 ("IBI"), which conducts certain of its business under the name Iway Software Company. (Both IBI and Iway are collectively referred to herein as "Iway.")

W I T N E S S E T H:

        WHEREAS, Licensor is the sole and exclusive owner of a proprietary software product known as GoXML Transform ("Transform"), which is more fully described in Exhibit A hereto; and

        WHEREAS, Iway is the owner of certain proprietary software products which it licenses to its customers; and

        WHEREAS, Iway currently embeds a customized version of Transform known as GTI in software which Iway licenses to its customers; and

        WHEREAS, the parties intend that Transform and GTI shall have the same functionality; and

        WHEREAS, Iway desires to acquire certain additional rights in GTI and to provide for continuing maintenance of GTI by Licensor,

        NOW, THEREFORE, upon the terms and conditions hereinafter set forth, the parties hereby agree as follows:

        I.      Definitions

                A.        "Iway Products" means any current software programs marketed by Iway, and such other software products as may from time to time hereinafter be developed and marketed by it including, but not limited to, products for use on mainframes, midrange and personal computers, servers, and web applications.

                B.        "Transform" means each currently available commercial version of Licensor's proprietary software as described in Exhibit A, and any future enhancements, upgrades, updates, or new versions of such software created by Licensor during the term of this Agreement.

                C.        GTI means the version of Transform created by Licensor for use with Iway Products, and having the same functionability as Transform.

        II.         Delivery of GTI and Documentation; Use By IBI

                A.        Simultaneously with the execution and delivery of this Agreement and payment of the Royalty specified in Section IV(A), Licensor shall deliver to Iway (i) GTI in both source code and object code form, and (ii) all written documentation including, but not limited to, user manuals and programmer notes, as will describe GTI and its functions and use, and will permit Iway to use, upgrade, modify, or enhance GTI for use with Iway Products.

                B.        Any future derivative works (including, but not limited to, recoding in another language), enhancements, upgrades, updates and new versions of Transform that are subsequently made commercially available by Licensor shall be provided without charge to Iway in versions compatible with GTI simultaneously with their being made commercially available.

                C.        Licensor shall provide Iway with GTI and the associated documentation in such form, manner and quantity as may be reasonably required by Iway.

                D.        Iway shall embed GTI in its Iway Products. Iway in its sole discretion, may determine (a) which Iway Products shall be embedded with GTI, (b) to add GTI to other or new Iway Products, (c) to remove GTI from any or all Iway Products, and (d) whether to provide maintenance on such Iway Products. Iway will provide Licensor quarterly with a current list of Iway Products in which GTI is embedded.

                E.        Iway shall be responsible for the duplication and distribution of all programs and written materials, and may modify same as reasonably required.

                F.        Iway may make revisions or modifications to the GTI Source Code in connection with the use of GTI with Iway Products. During the Term of this Agreement, prior to implementing any such revision or modification IBI shall provide same to Licensor. Within thirty (30) days of its receipt thereof, Licensor shall advise Iway of any changes required to be made to correct bugs, errors, or omissions therein. Failure to advise Iway within such time shall be deemed to signify Licensor's approval. Thereafter Iway may implement such revision or modification and it shall be deemed to constitute GTI licensed to Iway under the Agreement. Iway shall have title to all such revisions or modifications prepared by it. Licensor hereby is granted an irrevocable, perpetual, worldwide, nonexclusive license to all such revisions and modifications.

       III.       Grant of License; Terms; Duration

                A.        Licensor hereby grants to Iway a perpetual, non-exclusive, world wide license to use, sublicense and distribute GTI, including documentation, but only as an embedded component of Iway Products, and only for use by Iway's customers including, without limitation, end users, service bureaus, time-share operators, systems integrators and value added resellers. This license specifically includes the source code to GTI and all patents, trademarks, copyrights, trade secrets and other intellectual property rights therein.

                B.        The terms upon which Iway provides GTI to its customers shall be the same as those terms upon which Iway licenses its own Iway Products in any particular transaction.

                C.        Iway may not market GTI as a standalone product, or other than as an embedded component of Iway Products.

       IV.       Royalties

                A.       Simultaneously with the execution and delivery of this Agreement and receipt by Iway of the deliverables described in Section II, Iway shall pay Licensor the sum of $500,000.

                B.       Upon issuance by Iway, at any time during the Term hereof as set forth in Section X, of a license for any Iway Product in which GTI is embedded, Iway shall pay Licensor a royalty of 15% of the license fee billed and received by Iway with respect to the licensed Iway Product in which GTI is embedded.

                C.       Iway may offer Iway Products in which GTI is embedded on a royalty free trial basis. No payment shall be due to Licensor unless the trial license is converted to a paying license.

                D.       Iway shall set the fees at which it licenses the Iway Products in which GTI is embedded, and the maintenance charges thereon. Iway agrees not to provide such Iway Products at unreasonably low prices or as a loss leader.

                E.       Subject to and conditioned upon Licensor's compliance with its obligations under this Agreement, Iway guaranties Licensor a payment of $250,000 during each of the first three years of the Term for royalties and maintenance fees (as provided for in SectionV).

                F.       Within forty-five (45) days of the end of each calendar quarter Iway shall account for and pay-over to Licensor the royalties owed for the sublicenses issued by Iway during the prior quarter, or portion thereof for which royalties are due.

                G.       Royalties hereunder shall be paid to Licensor only when, as, and if received by Iway without claim of offset or defense; and any costs of collection shall be allocated ratably and deducted.

                H.       If the royalties paid by Iway to Licensor pursuant to this Section IV plus the maintenance fees paid by Iway to Licensor pursuant to Section V attributable to each of the first three years of the Term do not equal $250,000 for each such year, IBI shall pay the difference with the last royalty payment for such year.

                I.       If Iway should refund all or part of any license fees received by it upon Iway Software in which GTI was embedded, Iway shall be entitled to a pro rata refund or credit of the fee previously paid to Licensor.

                J.       Within sixty (60) days of receipt of each quarterly statement Licensor may designate, at its sole cost and expense, a certified public accountant, reasonably agreeable to Iway, to review the relevant records. Such review shall be conducted at mutually agreeable times and places and without undue disturbance to Iway's operations. Any agreed upon adjustments shall be paid by Iway with thirty (30) days. Unless such a review is requested by Licensor, each quarterly statement shall be final and binding.

               K.       All payments and computations of amounts due shall be net of all applicable sales and use taxes and any import duties.

       V.       Maintenance

              A.       Licensor covenants that during the Term it will, in consideration of the payments to it pursuant to Section IV and this Section V, maintain GTI provided to Iway under this Agreement (including modifications or revisions made by Iway). Licensor shall use its best commercial efforts in providing such maintenance.

              B.       Licensor shall provide designated Iway personnel with reasonable telephone support, and such additional support as may be reasonably required.

              C.       Maintenance shall be provided to Iway for its internal purposes and on behalf of any Iway customer who, under its license, maintenance, or other agreement with Iway, is entitled to receive such maintenance.

              D.       Licensor shall respond to all Iway requests for maintenance promptly and accurately and shall immediately correct any response which it determines to have been incorrect.

              E.       In consideration of Licensor's provision of such maintenance service, Iway shall pay to Licensor fifteen percent (15%) of the maintenance fees received by Iway on all Iway Products in which GTI is embedded. The provisions of Section IV shall be applicable to such payments.

      VI.       Proprietary Rights; Confidentiality; Marketing; Competition

              A.       Except for the rights granted to Iway hereunder, title to, and ownership of GTI, including any improved versions which are prepared by Licensor, including all intellectual property rights thereto, shall at all times remain solely and exclusively with Licensor. Iway agrees to provide the same level of diligence in protecting Licensor's proprietary rights as it does in protecting its own such rights.

              B.       Except as expressly set forth herein, neither party acquires any right, title or interest in the proprietary rights, trade secrets, trademarks, tradenames, intellectual property, marketing information or other confidential information of the other. Each party shall protect such material of the other to the same degree its protects its own such material.

              C.       Iway shall take commercially reasonable steps to market GTI. The parties shall cooperate in the marketing of GTI and shall render such assistance to each other as is reasonably required. Neither party acquires any right to market the products of the other, or to act as its sales agent or representative.

              D.       Each party may use the name and logo of the other in advertising and promotion to the extent reasonably required to effectuate this Agreement and may state that Iway provides GTI under sublicense from Licensor. Either party may distribute materials which accurately describe the functionality of GTI, Iway's Products, and Licensor's products. All such materials shall be promptly exchanged and each party will discontinue the use of any material which the other reasonably finds to be objectionable, outdated, or inaccurate.

              E.       Upon execution and delivery of this Agreement, the parties shall issue a mutually agreed upon joint press release.

              F.       This is a nonexclusive arrangement. Each of the parties is free to contract with others and to market competing products. Licensor may market Transform to other software suppliers and to end-users.

              G.       Except as specifically set forth herein, neither party has any right to disclose, publish, disseminate or use (a) any source code belonging to the other party, (b) any financial statistical, or personnel data of the other party, or (c) the business or marketing plans of the other party.

       VII.       Licensor's Warranties of Functionality

              A.       Licensor warrants that GTI shall perform substantially the same functions as Transform and will function substantially as described in the applicable documentation, as modified from time to time.

              B.       GTI (and the tapes or other media in which it is embedded) shall not (a) contain any malicious code, backdoor, timebomb or other disabling device, or viruses; (b) alter, damage, or erase any data or software without the intent and control of person operating the computing equipment on which it resides; or (c) permit unauthorized access to data or data processing systems.

              C.       Licensor's obligation to Iway under the above warranties shall be to remedy or repair, as soon as reasonably practicable, all substantial and demonstrable errors and malfunctions in GTI. Licensor may provide either an up-date of the affected item or an alternative method which has substantially the same functionality.

              D.       Licensor shall indemnify and hold Iway harmless from any loss, costs, damage or expense (including legal fees incurred) arising out of claims by third parties as to any malfunction, error or omission in GTI.

              E.       EXCEPT AS SPECIFIED HEREIN, NO OTHER WARRANTIES, WHETHER EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, ARE MADE BY LICENSOR.

       VIII.       Licensor's Warranties of Ownership

              A.       Licensor warrants that it owns all of the right, title, and interest in and to GTI licensed to Iway and agrees to defend or settle, at its option, any action brought against Iway or its sublicensees arising from any claim that use of the GTI under the terms of this Agreement infringes any patent, copyright, trademark, trade secret or other proprietary right belonging to a third party ("Third Party Claim"), and to hold Iway, its affiliates, and its sublicensees harmless from any and all liabilities, losses, costs, damages, expenses (including legal fees incurred) that result from any such Third Party Claim.

              B.       Licensor's obligations are conditioned upon: (1) Licensor being promptly notified in writing of any Third Party Claim; (2) Iway cooperating with Licensor in the conduct of the defense of any Third Party Claim and all negotiations of a settlement or compromise; and (3) the Third Party Claim shall not have arisen due to unauthorized acts or misconduct of Iway.

              C.       If GTI which is the subject of any sublicense becomes the subject of a Third Party Claim, Licensor may at its option and expense either (a) obtain an appropriate license for the end user from the party asserting the Third Party Claim, (b) replace or modify GTI (or parts thereof) that is the subject of the Third Party Claim so that it is functionally equivalent and no longer infringing, or (c) refund the license fees paid for the infringing items. Upon such performance, except for its indemnification obligations set forth above, Licensor shall have no further liability to Iway.

       IX.       Limitation of Liability

                EXCEPT FOR LICENSOR'S LIABILITY PURSUANT TO SECTIONS VII AND VIII OF THIS AGREEMENT, OR FOR PERSONAL INJURY OR PHYSICAL LOSS OF, OR DAMAGE TO PROPERTY, IN NO EVENT SHALL EITHER PARTY HAVE ANY LIABILITY, WHETHER BASED ON CONTRACT, TORT (INCLUDING WITHOUT LIMITATION NEGLIGENCE), WARRANTY OR ANY OTHER LEGAL OR EQUITABLE THEORY, FOR CONSEQUENTIAL, INDIRECT, SPECIAL, PUNITIVE, OR EXEMPLARY DAMAGES SUFFERED BY THE OTHER PARTY INCLUDING, WITHOUT LIMITATION, LOSS OF PROFITS, REVENUE, DATA OR USE, ARISING FROM OR RELATING TO THIS AGREEMENT OR THE BREACH THEREOF, OR ANY CLAIM RELATING THERETO, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSSES OR DAMAGES.

       X.       Term; Termination

              A.       This Agreement shall become effective immediately upon execution by the parties and shall remain in effect for a period of three years (the "Term"), unless terminated earlier in accordance with the default and termination provisions of this Agreement.

              B.       This Agreement shall be automatically renewed for successive one year Terms unless either party gives notice of nonrenewal, in writing, at least ninety (90) days prior to expiration of the initial or any renewal Term.

              C.       This Agreement may be terminated by either party upon thirty (30) days written notice for breach of any material term of this Agreement which is not cured within thirty (30) days of receipt of written notification of such breach, or if not curable within such thirty (30) day period, the breaching party has diligently commenced to cure such breach during such cure period. If this Agreement is terminated due to Licensor's uncured default, Iway's obligation to pay royalties immediately ceases and Iway shall have no obligation to pay the minimum guaranteed royalty due for the year in which such termination occurred.

              D.       Notwithstanding any termination, Iway shall have the right to continue to exercise all of the rights granted to it including, without limitation, the perpetual, nonexclusive, worldwide rights to GTI granted to it pursuant to this Agreement.

              E.       All sublicenses granted by Iway pursuant to this Agreement shall remain in full force and effect notwithstanding any termination, and Iway may grant such sublicenses thereafter.

              F.       Within 45 of the end of the quarter in which termination of this Agreement has occurred, Iway shall pay all royalties and maintenance fees owed to Licensor. The minimum fee provided for in Section IV(E) shall be pro-rated.

       XI.       Assignment; Change of Ownership

              A.       Licensor may not assign this Agreement without Iway's written permission, which shall not be unreasonably withheld, except that Iway may grant or withhold such consent in its sole discretion in the event of an attempted assignment to an entity which Iway determines to be a competitor.

              B.       Iway may not assign this Agreement without Licensor's written consent, which shall not be unreasonably withheld. Iway may, however, without such consent, assign this Agreement to an entity which acquires all or a portion of its business and is reasonably able to perform its obligations.

              C.       A change of control of either party shall be deemed to be an assignment of this Agreement.

              D.       Notice of any assignment shall be given as promptly as possible and within thirty (30) days. In the event of any assignment without such permission, the other party may terminate this Agreement.

       XII       General Provisions

              A.       All references in this Agreement to Iway shall be read as Iway Software Company or Information Builders, Inc. (including any present or future subsidiary or related entities), or both. Licensor recognizes and agrees that the name Iway may be changed or discontinued, and that the Iway Products may be marketed under IBI's name or such other name as IBI or Iway determines.

              A.       Upon execution of this Agreement, the agreement dated _____________ between the parties shall terminate with respect to the provision of GTI by Licensor to Iway, but shall remain in full force and effect as to Iway's rights and obligations with respect to the marketing of other products of Licensor as set forth therein.

              B.       Iway shall provide Licensor with one contact to deal with all technical issues and one contact to deal with all sales issues. The assigned personnel and their contact information shall be given upon execution of this Agreement.

              C.       The parties shall keep the terms of this Agreement confidential.

              D.       The parties to this Agreement are independent of one another. This Agreement creates only the relationship of licensee and licensor, and not of franchisee or franchisor, joint venture, association, partnership, or any other form of business organization or relationship. Neither party shall have any right, power or authority to bind the other or to assume, create, or incur any expenses, liability or obligation, express or implied, on behalf of the other.

              E.       Notices hereunder shall be given either by (i) hand delivery or Fax (with a hard copy sent by ordinary mail the same day) or (ii) overnight delivery service. Hand delivery and Fax notice shall be effective the date of transmission (provided an electronic report of receipt of any fax notice is generated by the machine transmitting same); overnight delivery shall be effective the following business day (provided such Notice is delivered to the carrier prior to such carrier's deadline for next day delivery). Notices shall be given to the following (unless changed by proper Notice hereunder):

To Licensor:
XML Technologies, Inc. 230 Park Avenue, Suite 1552 New York, New York 10121-2848 Attn: Legal
To Iway:
Iwaysoftware, an Information Builders company Two Penn Plaza New York, NY 10121-2898 Attn: Vice President/Finance

              F.       No party has made any statement or representation to induce the entry of this Agreement except as specifically set forth.

              G.       This Agreement contains the entire Agreement of the parties and all prior discussions, negotiations, letters of intent and understandings are merged herein and shall not survive.

              H.       This Agreement may not be amended except by an instrument signed by the parties. This Agreement may be signed in counterparts and by facsimile.

              J.       This Agreement shall bind the parties and their permitted successors and assigns.

              K.       The illegality or unenforceability of any provision hereof shall not effect or render illegal or unenforceable the remaining provisions hereof.

              L.       The waiver by either party of the breach of any provision hereof shall not constitute the waiver of the subsequent breach of the same or any other provision.

              M.       If, as a result of circumstances beyond the control of a party to this Agreement, including, without limitation, acts of war or civil commotion, industrial disputes or natural disaster, said party cannot perform its commitments arising under this Agreement, the principle of force majeure shall apply and the rights and obligations of the party, to the extent and for the time said circumstances prevent performance, will be temporarily suspended.

              N.       Each of the parties shall render its full cooperation to the other in fulfilling and performing the terms of this Agreement. To that end, they shall each give to the other all consents and information and execute all documents which may be reasonably required to such end, including such agreements, information and documents which may be required by applicable laws or administrative regulations.

              O.       The headings in the Agreement are for purposes of reference only and shall not limited or affect any of the terms hereof.

              P.       This Agreement shall be governed and construed in accordance with the laws of the State of New York, except its choice of law rules.

              Q.       The execution and performance of this Agreement constitute the transaction of business within the State of New York. The parties hereby submit to the exclusive jurisdiction of the federal and state courts located in New York and agree that any suit by either party concerning, arising out of or related to this Agreement, or the making or breach thereof, or to enforce same shall be brought only in the State of New York and in no other forum.

              IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day first above written.

IWAY SOFTWARE COMPANY	XML TECHNOLOGIES, INC.
By:_____________________________	By:____________________________
Signature	Signature
Name/Title	Name/Title

INFORMATION BUILDERS, INC.
By:_____________________________
Signature
Name/Title

EXHIBIT A

Transform core engine

   - rules engine
   - transformation runtime processor
   - runtime lookup and replace including JDBC lookup
   - built-in functions and custom functions
   - GoXML Registry support

APIs

   - Java APIs
   - HTTP APIs
   - Webservice client

Input/Output formatters

   - XML input/output formatter
   - EDI X12 input/output formatter
   - EDIFACT input/output formatter
   - EDI HIPAA input/output formatter
   - JDBC input/output formatter
   - SAP IDOC input/output formatter
   - CSV input/output formatter
   - SWIFT input/output formatter
   - CDF input/output formatter
   - HTML output formatter
   - DTD validation
   - EDI X12 dictionary support
   - EDIFACT dictionary support
   - EDI HIPAA dictionary support
   - SAP IDOC structure doc. support
   - SWIFT dictionary support
   - CDF structure doc. support
   - GoXML DB input/output support
   - Way XML request/embedded request/response document support

Transform Designer

   - ability to display in the GUI: XML (DTD and W3C schema), EDI X12,

EDIFACT, EDI HIPAA, JDBC, SAP IDOC, CSV, SWIFT, CDF and HTML (output only)

   - ability to display the template
   - ability to display input and transformation file
   - project wizard
   - project summary view

Development environment is Windows 2000, using CVS as the code repository, using ANT for building, using either the Sun's Java SDK (Java Software Development Kit) or using Borland's JBuilder for developing code.